EXHIBIT10.152

December 17, 2012

Niv Krikov (“Executive”)
7908 Vicksburg Ave.
Lubbock, Texas  79424

Re:           Amendment to Employment Agreement

Dear Niv:

We (NTS Communications, Inc., and/or NTS, Inc., referred to herein as “Employer”) are pleased to extend the term of your employment as Executive Vice President, Treasurer and Chief Financial Officer of NTS Communications, Inc., and as Principal Accounting Officer, Treasurer and Chief Financial Officer of NTS, Inc., under the following amended terms which have been approved by the Boards of Directors of NTS, Inc., and NTS Communications, Inc.

By way of recital, this is the First Amendment to the terms of your Employment Agreement Letter dated July 1, 2009, (referred to herein as “Agreement”), which has previously been extended by the Parties.

Specifically, this First Amendment makes the following changes to the Agreement:

Term of Employment:  The term of your employment is renewed and shall continue for an indefinite period, subject to the terms and conditions of the Agreement and this First Amendment.  Unless you are terminated for Cause (and such termination is approved by the Boards of Directors), termination of your employment will be subject to no less than three (3) months prior written notice.  In the event that termination of your employment would occur within 90 days of the end of the public school year, the date of your termination would be extended to a date seven (7) days after the end of the public school year, but no longer than (six) 6 months.  Also it is expressly provided that you shall remain characterized as an employee of the Employer during any applicable notice period.

Salary:  Effective on the first month following the execution of this First Amendment, your gross annual salary will be increased to $110,800 from $90,800.  All other benefits shall continue as set forth in the Agreement.

Bonus:  The CEO of the Employer shall, once a calendar year, consider approving a grant of success bonus to you.

Mr. Niv Krikov
December 17, 2012

Severance on Termination:  In the event that: (1) Employer terminates your employment without Cause, or (2) you terminate your employment for Good Reason, or (3) you terminate your employment within thirty (30) days from an event of Change of Control, you will be entitled to severance pay equal to nine (9) months of your gross annual salary and per diem.

Benefits on Termination:  In the event that Employer terminates your employment without Cause, or that you terminate your employment for Good Reason, or that you terminate your employment within thirty (30) days from an event of Change of Control, all outstanding and unvested options shall vest immediately and will remain valid and outstanding for a period of one (1) year from the date of any such termination.

Eligibility for Severance and Benefits on Termination: In the event that the Employer terminates your employment without Cause, you will be entitled to the severance pay and the benefits on termination described above only if you sign and deliver to the Employer a Release of Claims satisfactory to the Employer. You will not be eligible to receive the severance pay and the benefits on termination described above if your employment is terminated for Cause.

Additional Defined Terms:  It is specifically agreed by the Parties that:

a.           "Cause" shall mean (1) any act of dishonesty by the Executive taken in connection with the Executive's duties and responsibilities that is intended by the Executive to result in the Executive's substantial personal enrichment; (2) the Executive's conviction or plea of no contest to a crime that negatively reflects on the Executive's fitness to perform the Executive's duties and responsibilities or harms the Employer's reputation or business; or (3) willful misconduct by the Executive that is injurious to the Employer’s reputation or business.  For purposes of determining whether Cause exists, an act or failure to act will be deemed "willful" only if effected not in good faith or without reasonable belief that the action or failure to act was in the best interests of the Employer.

Mr. Niv Krikov
December 17, 2012

b.           "Good Reason" means, without the Executive's written consent: (1) a change in the Executive's status, title, position, authorities, responsibilities or assignment to duties by the Employer that are substantially inconsistent with the Executive's duties, training, education, professional experience and status as Chief Financial Officer; or (2) a reduction in the Executive's Salary below the Executive's Salary as provided by this First Amendment; or (3) the insolvency or the filing (by Employer – being either of the two entities defined herein as Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within sixty (60) days; or (4) any material breach by the Employer of any provision of this First Amendment or Agreement; or (5) the Employer’s failure to provide substantially comparable benefits in the aggregate to those provided to similarly situated employees of the Employer.

c.           “Change of control” shall mean (i) the acquisition by one or more persons acting as a group of more than 50% of the total voting power of the outstanding shares of Employer (either of the two entities defined herein as the Employer) (provided that any change in ownership in connection with a recapitalization or restructure of Employer or similar transaction that does not involve any entity that is not an affiliate of Employer shall not be deemed a change in control); or (ii) the sale or other disposition of all or substantially all of the assets of Employer (either of the two entities defined herein as the Employer) in one or series of transactions.

d.           “Release of Claims” shall mean a waiver by you of all claims and causes of action against the Employer.

It is the specified intent of the Parties to modify the Agreement only as expressly recited above.  All provisions of the Agreement, including any Appendixes, not expressly modified by this First Amendment shall remain in full force and effect. The Agreement as modified by this First Amendment contains the entire agreement between the Parties with respect to your employment with Employer and supersedes and replaces any and all prior offers, agreements, statements, representations, and offers made with respect to your employment. This Agreement as modified by this First Amendment may not be amended orally, but only by a written agreement signed by you and an officer of Employer.

Mr. Niv Krikov
December 17, 2012

Please indicate your agreement to these terms of employment by signing below.

Sincerely,

/s/ Guy Nissenson
Guy Nissenson
President and CEO
NTS, Inc.

/s/ Guy Nissenson
Guy Nissenson
President and CEO
NTS Communications, Inc.

AGREED

/s/ Niv Krikov
Niv Krikov

December 17, 2012
Date